Exhibit 99.1
Virgin Media Announces that More than 85% of Virgin Media's Outstanding Convertible Senior Notes have Elected to Convert

July 1, 2013 -- Virgin Media Inc. (“Virgin Media”), a wholly-owned subsidiary of Liberty Global plc (“Liberty Global”), today announced that as of the close of business on June 28, 2013, holders of $853.9 million aggregate principal amount of Virgin Media's 6.50% convertible senior notes due 2016 (the “Convertible Notes”), representing more than 85% of the aggregate principal amount of Convertible Notes originally issued by Virgin Media, had elected to irrevocably convert such notes in connection with the Fundamental Change described below pursuant to the terms and conditions of the indenture governing the Convertible Notes (as supplemented, the “Indenture”). The aggregate principal amount of Convertible Notes outstanding after such conversions is $145.1 million.

As previously announced, the closing of the transactions contemplated by the Agreement and Plan of Merger, dated as of February 5, 2013 (as amended, the “Merger Agreement”), among Virgin Media, Liberty Global, Inc. and Liberty Global, among others, constituted a “Fundamental Change” and a “Make-Whole Fundamental Change,” each effective as of June 7, 2013. As a result of the Fundamental Change and Make-Whole Fundamental Change, holders of the Convertible Notes have the right to exchange their Convertible Notes, subject to the terms and conditions of the Indenture, from June 7, 2013 until 5:00 pm New York City Time on July 9, 2013 (the “Make-Whole Exchange Period”) for 13.8302 Liberty Global class A ordinary shares, 10.3271 Liberty Global class C ordinary shares and $937.37 in cash (without interest) for each $1,000 in principal amount of Convertible Notes exchanged (the “Make-Whole Consideration”). A holder that elects to convert Convertible Notes after the Make-Whole Exchange Period, to the extent then convertible, would be entitled to receive, subject to the terms and conditions of the Indenture, 13.4339 Liberty Global class A ordinary shares, 10.0312 Liberty Global class C ordinary shares and $910.51 in cash (without interest) per $1,000 in principal amount of Convertible Notes.

On June 28, 2013, Liberty Global's class A ordinary shares closed at $73.49 per share and Liberty Global's class C ordinary shares closed at $67.89 per share, in each case, as reported on the NASDAQ Global Select Market. Based on these closing prices, the estimated value of the Make-Whole Consideration is currently approximately $2,655 per $1,000 principal amount.

Under the Indenture, Virgin Media has the option to settle any conversion in the form of the merger consideration described above, cash or a combination of such consideration. Virgin Media has elected to settle all conversions to date in merger consideration and, as a result, Liberty Global has issued (or become obligated to issue), in the aggregate, 11.8 million Class A ordinary shares and 8.8 million Class C ordinary shares, and Virgin Media has paid (or become obligated to pay), in the aggregate, $800.4 million in cash (not including cash in lieu of fractional shares), in each case, in respect of the Convertible Notes that have been exchanged in connection with the Fundamental Change described above.

None of Virgin Media, Liberty Global, The Bank of New York Mellon, the trustee for the Convertible Notes, or any of their affiliates are making any representations or recommendations to any holder as to whether to convert outstanding Convertible Notes.

This announcement is neither an offer to purchase nor the solicitation of an offer to sell any of the securities described herein, nor shall there be any offer or sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

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Contacts

Virgin Media Investor Relations
Vani Bassi: +44 (0) 1256 752347 / vani.bassi@virginmedia.co.uk

Liberty Global Investor Relations
Christopher Noyes: +1 303 220 6693

About Virgin Media
Virgin Media is the first provider of all four broadband, TV, mobile phone and home phone services in the UK.

The company's cable network - the result of multi-billion pound private investment - delivers ultrafast broadband to over half of all UK homes, with speeds of up to 120Mb, as well as market leading connectivity to thousands of public and private sector organisations across the country.

Virgin Media has developed the most advanced interactive television service, bringing together broadcast TV, thousands of hours of on demand programming and the best of the web in a single set-top box powered by TiVo. The company was the first to offer HD TV and 3D on demand to millions of British households.

The world's first virtual mobile network was launched by Virgin Media and it is also one of the largest fixed-line home phone providers in the country.

Virgin Media is a part of Liberty Global plc, the world's largest international cable company. Liberty Global serves 25 million customers across 14 countries, helping connect people to the digital world and enabling them to discover and experience its endless possibilities.

Forward-Looking Statements
Virgin Media cautions you that statements included in this announcement that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause actual results to differ materially from historical results or those expressed or implied by such forward-looking statements, including general market conditions and the trading price of Liberty Global class A ordinary shares and Liberty Global class C ordinary shares. Certain of these factors are discussed in more detail under 'Risk Factors' and elsewhere in each of Virgin Media and Liberty Global's most recent annual report on Form 10-K and quarterly report on Form 10-Q as filed with the U.S. Securities and Exchange Commission. Virgin Media assumes no obligation to update any forward-looking statement included in this announcement to reflect events or circumstances arising after the date on which it was made.